Exhibit 21.1
SUBSIDIARIES OF CIPAR INC.

	State of	Percent
Name of Subsidiary	Incorporation	Owned
1) CIPAR Inc.	Delaware	100%
D/B/A Raven Lining Systems
D/B/A CuraFlo
2) Cohesant Materials Inc. f/n/a	Oklahoma	100%
Raven Lining Systems, Inc. (1)
3) CIPAR Services Inc. (1)	Delaware	100%
D/B/A CuraFlo PNW
D/B/A CuraFlo Midwest
D/B/A CuraFlo Silicon Valley
4) CIPAR Franchising Inc.(1)	Delaware	100%
5) CuraFlo of British Columbia Ltd. (2)	British Columbia	100%
6) CuraFlo Spincast Services Inc. (2)	Delaware	100%

(1)	A wholly owned subsidiary of CIPAR Inc.

(2)	A wholly owned subsidiary of CIPAR Services Inc.